EXHIBIT 10.1

VISTAGEN THERAPEUTICS, INC.
CHANGE IN CONTROL EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

Effective Date: August 11, 2026

1.Purpose. The Board of Directors of Vistagen Therapeutics, Inc. (the “Board”), a Nevada corporation (“Vistagen” or the “Company”), recognizes that a potential involuntary termination of employment of Vistagen’s senior management in connection with a Change in Control of the Company, and the uncertainty a potential Change in Control may create, may cause key employees to depart or become distracted, to the detriment of the Company and its stockholders. Accordingly, the Company will provide Eligible Employees with rights to receive certain severance payments and other benefits upon a Qualifying Termination pursuant to this Change in Control Executive Severance Plan (“Plan”), as set forth below. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Nevada. This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan.

2.Definitions. The following definitions are applicable for purposes of this Plan, including in Section 1 above and in addition to terms defined in Section 1 above:

a.“Accrued Obligations” means, for an Eligible Employee, the Eligible Employee’s (i) base salary otherwise payable through the Date of Termination, and (ii) unreimbursed business expenses reimbursable under Company policies then in effect.

b.“Administrator” means the Board, whether or not acting through authority delegated to the Compensation Committee of the Board or another duly constituted committee of members of the Board, or any person or persons to whom the Administrator has delegated any authority or responsibility with respect to this Plan.

c.“Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

d.“Awards” means each outstanding and unvested equity award held by an Eligible Employee granted pursuant to an Equity Plan, including, without limitation, each restricted stock, stock option, restricted stock unit or other equity award.

e.“Base Pay Severance Period” means, for an Eligible Employee, the number of months equal to the Eligible Employee’s Base Pay Severance Period set forth for such Eligible Employee’s Tier on Appendix A.

f.“Bonus Severance Period” means, for an Eligible Employee, the number of months equal to the Eligible Employee’s Bonus Severance Period set forth for such Eligible Employee’s Tier on Appendix A.

g.“Beneficial Owner” means “Beneficial Owner” as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.

h.“Benefit Plans” means all medical, dental and vision benefit plans of the Company, as may be in effect from time to time.

i.“Benefits Continuation Period” means, for an Eligible Employee, the number of months equal to the Eligible Employee’s Benefits Continuation Period set forth for such Eligible Employee’s Tier on Appendix A as of the date of his or her Qualifying Termination.

j.“Board” means the Board of Directors of the Company.

k.“Cause” means the occurrence of any of the following events, in each instance that has a material adverse impact on the Company or any successor or Affiliate thereof, as determined by the Company in its reasonable discretion: (i) an Eligible Employee’s conviction of, or plea of “guilty” or “no contest” to, any non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) an Eligible Employee’s commission of, or participation in, a fraud or act of dishonesty or other illegal act against the Company; (iii) an Eligible Employee’s intentional, material violation of any contract or agreement between an Eligible Employee and the Company or any material Company policy or of any statutory duty owed to the Company; (iv) an Eligible Employee’s intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) an Eligible Employee’s gross misconduct; or (vi) the Eligible Employee’s ongoing and repeated failure, refusal or neglect to perform her or his duties to the Company or to comply with the lawful instructions of the Company, which failure, refusal or neglect continues for thirty (30) days after the Eligible Employee receives written notice from the Company stating with specificity its nature; provided that this clause (vi) shall not permit the Company to terminate an Eligible Employee’s employment for Cause solely because of (A) an Eligible Employee’s failure to meet specified performance objectives or achieve a specific result or outcome, or (B) the Company’s dissatisfaction with the quality of services provided by an Eligible Employee in the good faith performance of her or his duties to the Company.

l.“Change in Control” shall mean the occurrence of any of the following events: (i) the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the Beneficial Ownership of fifty percent (50%) or more of the outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of the Company’s outstanding securities are transferred to a Person or Persons different from the Persons holding those securities immediately prior to such merger; provided, however, that in no event will a transaction undertaken for purposes of a bona fide financing the ongoing operations of the Company wherein the Company issues debt and/or equity securities to investors constitute a Change in Control for purposes of this Plan. If a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in U.S. Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Code Section 409A.

m.“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.

n.“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

o.“Code Section 409A” means Section 409A of the Code.

p.“Company” means Vistagen Therapeutics, Inc., a Nevada corporation, including its Affiliates, collectively (and any successors or assigns thereto), and any successor that assumes the obligations of the Company under this Plan, by way of merger, acquisition, consolidation or other transaction.

q.“Date of Termination” means, for an Eligible Employee, the date of the Eligible Employee’s Separation from Service.

r.“Eligible Employee” means, except as provided in Section 6(d) of the Plan, an employee of the Company who (i) holds an organizational title as an executive as indicated in Appendix A of this Plan who is not a party to an Individual Agreement, and (ii) is a full-time employee of the Company. An individual otherwise satisfying the requirements to be an Eligible Employee will continue to be considered an employee of the Company for purposes of this Plan if she or he is on Company-approved leave of absence immediately prior to the date of her or his Qualifying Termination, and her or his regular full-time status for purposes of determining his or her Severance Payments and Benefits under this Plan will be determined based on her or his employment status immediately prior to the commencement of such leave. For the avoidance of doubt, in no event will an independent contractor or consultant to the Company, or a part-time employee of the Company, be eligible for benefits under this Plan. Notwithstanding the foregoing, the Chief Executive Officer of the Company shall be considered an Eligible Employee for purposes of the benefits in Section 6(c) of the Plan notwithstanding that he is a party to an Individual Agreement.

s.“Equity Plan” means an equity incentive plan maintained by the Company.

t.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

u.“Good Reason” means any of the following actions taken without Cause by the Company or a successor corporation or entity without an Eligible Employee’s consent: (i) a material reduction of an Eligible Employee’s base compensation, other than, prior to a Change in Control, a reduction that applies generally to all similarly-situated personnel; (ii) material reduction or material adverse change in an Eligible Employee’s authority, duties or responsibilities; (iii) a relocation of the principal place at which an Eligible Employee is required to provide services to the Company or an Eligible Employee’s principal place of employment that results in an increase in an Eligible Employee’s one-way driving distance by more than 50 miles from his or her then-current principal place of business or residence, as applicable (for the avoidance of doubt, a remote employee’s principal place of employment shall be deemed to be their home office); and (iv) any other action or inaction that constitutes a material breach by the Company or any successor or Affiliate of its obligations to an Eligible Employee under this Plan. In order to resign for Good Reason, an Eligible Employee must provide written notice of the event giving rise to Good Reason to the Company within 90 days after the condition arises, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such 30-day period, then an Eligible Employee’s resignation from all positions she or he then holds with the Company must be effective not later than 90 days after the end of the Company’s 30-day cure period.

v.“Individual Agreement" means an Eligible Employee’s employment agreement with the Company that provides for cash severance benefits.

w.“Monthly Base Pay” means the quotient of (i) the Eligible Employee’s annual base salary as of the Date of Termination (disregarding any reduction thereto that serves as the basis for the Eligible Employee’s resignation for Good Reason), divided by (ii) twelve (12). Monthly Base Pay does not include incentive compensation, bonuses, commissions, benefits, fringe benefits, expense reimbursements, or other compensation.

x.“Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization, including a governmental authority.

y.“Qualifying Termination” means (i) a termination of an Eligible Employee’s employment with the Company within three (3) months preceding or eighteen (18) months following the date of a Change in Control and (ii) is either (A) initiated by the Company without Cause or (B) initiated by the Eligible Employee for Good Reason. Termination due to death or disability shall not be treated as a Qualifying Termination. No benefits are payable under this Plan if a Change in Control does not occur. Notwithstanding anything else to the contrary contained in this Plan, an Eligible Employee shall not experience a Qualifying Termination for purposes of this Plan to the extent his or her termination of employment occurs pursuant to a Board-approved wind down of the Company’s operations (whether pursuant to a reduction in force or otherwise) or would otherwise, in the Board’s good faith determination, cause the Company to become insolvent.

z.“Release” has the meaning specified in Section 6 of this Plan.

aa.“Release Period” has the meaning specified in Section 6 of this Plan.

ab.“Separation from Service” means a “separation from service” as defined in U.S. Treasury Regulation § 1.409A-1(h). “Severance Payments and Benefits” means all benefits provided or payments made by the Company to or for the benefit of an Eligible Employee under this Plan as the result of a Qualifying Termination. “Tier” means the tier of Severance Payments and Benefits an Eligible Employee is entitled to receive under this Plan pursuant to Section 6 of this Plan, depending on the Eligible Employee’s rank and title on the date of the Qualifying Termination (disregarding any diminution in title that results in an Eligible Employee being in a lower Tier that serves as the basis for the Eligible Employee’s resignation for Good Reason), as set forth on Appendix A of this Plan.

3.Eligibility. An Eligible Employee shall be eligible for Severance Payments and Benefits under this Plan, subject to the terms and conditions described herein, only if he or she experiences a Qualifying Termination and is an Eligible Employee on his or her Date of Termination.

4.Administration.

a.This Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, to determine eligibility for benefits under this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. Such authority shall include the powers to resolve ambiguities, inconsistencies, and omissions, and to amend the Plan to correct any scrivener’s error. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Administrator shall be final, conclusive and binding on all parties who have an interest in this Plan.

b.Notwithstanding anything in this Plan to the contrary, upon or after a Change in Control, neither the Administrator nor any other person shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy, or claim in connection with benefits under this Plan will apply a de novo standard of review to any determinations made by the Administrator or the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Administrator or any person or characterization of any decision by the Administrator or by such person as final, binding or conclusive on any party.

5.Termination of Employment for any Reason. Subject to the terms and conditions hereof, in the event of an Eligible Employee’s termination of employment with the Company for any reason, including a Qualifying Termination:

a.The Company shall pay the Eligible Employee the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Eligible Employee’s employment had not terminated or as otherwise required by applicable law.

b.Subject to Section 6(c), all outstanding Awards held by the Eligible Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable Equity Plan(s) and Award agreements evidencing such Awards.

c.Subject to Section 6(b) below, the Eligible Employee’s benefits and rights under the Company’s benefit plans shall be determined in accordance with the applicable provisions of such plans, in each case as in effect and amended from time to time.

6.Qualifying Termination. In addition to the payments and benefits set forth in Section 5 of this Plan, if an Eligible Employee’s termination of employment with the Company is a Qualifying Termination, the Eligible Employee shall also be entitled to receive the following payments and benefits, subject to the Release requirement in Section 6(e) below:

a.The Eligible Employee shall be entitled to payment of her or his Monthly Base Pay for the number of months in the Base Pay Severance Period applicable to her or his Tier as of the date of such Qualifying Termination as set forth on Appendix A hereto, which shall be payable in cash in a lump sum on the Company’s first regularly scheduled payroll date following the later of (i) the effective date of the Eligible Employee’s Release, or (ii) the date of a Change in Control occurring within three (3) months following the Eligible Employee’s Qualifying Termination;

b.If the Eligible Employee and/or his or her eligible dependents who were covered under the Company’s Benefit Plans as of the Date of Termination timely elect to continue coverage under the Company’s Benefit Plans pursuant to COBRA, then the Company shall pay to the Eligible Employee a lump sum cash payment equal to (i) the total monthly COBRA premium for the elected level of Benefit Plan coverage (calculated by reference to the premium as of the Date of Termination), multiplied by (ii) the Eligible Employee’s Benefits Continuation Period. The foregoing amount shall be payable in cash in a lump sum on the Company’s first regularly scheduled payroll date following the later of (i) the effective date of the Eligible Employee’s Release, or (ii) the date of a Change in Control occurring within three (3) months following the Eligible Employee’s Qualifying Termination. The Eligible Employee shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums;

c.The Eligible Employee’s outstanding Awards granted under the Company’s Equity Plans will vest in full and, if applicable, become exercisable in full upon the later of (i) the effective date of the Eligible Employee’s Release, or (ii) the date of a Change in Control occurring within three (3) months following the Eligible Employee’s Qualifying Termination (for the avoidance of doubt, if an Eligible Employee’s Qualifying Termination occurs prior to a Change in Control, then any unvested portion of the Eligible Employee’s outstanding Awards will remain outstanding for three (3) months following the Date of Termination (or, if earlier, until the occurrence of a Change in Control) so that any vesting acceleration benefits provided under this Section 6(c) can be provided if a Change in Control occurs within three (3) months following such termination (provided that in no event will an Award remain outstanding beyond the Award’s maximum term or expiration date)). In such case, if no Change in Control occurs within three (3) months following an Eligible Employee’s termination, any unvested portion of the Eligible Employee’s Awards automatically will be forfeited without having vested. For purposes of the accelerated vesting in this Section 6(c), any Award subject to performance-based vesting conditions will vest with those conditions deemed achieved at target, unless the applicable Award agreement provides otherwise. Notwithstanding the foregoing, in the event the Award agreement or the Equity Plan pursuant to which an Eligible Employee’s Awards were granted provides for more favorable treatment of Awards upon a Change in Control or a Qualifying Termination, nothing in this Plan is intended to limit an Eligible Employee’s right to such more favorable treatment as provided in such Award agreement or Equity Plan; and

d.The Eligible Employee shall be entitled to payment of an amount equal to the product of (i) one-twelfth (1/12th) of the Eligible Employee’s target annual discretionary cash incentive bonus for the year in which the Date of Termination occurs (or, if no target discretionary bonus has been established for that year, the target annual cash discretionary incentive bonus for the immediately preceding year), disregarding any reduction that serves as the basis for a resignation for Good Reason, multiplied by (ii) the number of months in the Bonus Severance Period applicable to his or her Tier as set forth on Appendix A hereto, payable in cash in a lump sum on the Company’s first regularly scheduled payroll date following the later of (i) the effective date of the Eligible Employee’s Release, or (ii) the date of a Change in Control occurring within three (3) months following the Eligible Employee’s Qualifying Termination; and

e.Notwithstanding anything in this Plan to the contrary, the Eligible Employee’s right to the payments and benefits described in this Section 6 is conditioned on the Eligible Employee’s execution and non-revocation of a general release of claims in favor of the Company and its Affiliates, in the form approved by the Company for purposes of the Plan (the “Release”), that becomes effective and irrevocable no later than the sixtieth (60th) calendar day following the Date of Termination (such period, the “Release Period”). The Company shall deliver the Release to the Eligible Employee within 7 calendar days following the Date of Termination. If the Release does not become effective and irrevocable within the Release Period, the Eligible Employee shall forfeit all rights to the payments and benefits described in this Section 6.
7.Other Provisions Applicable to Severance Payments and Benefits; Non-Duplication of Payments or Benefits.

a.All references in this Plan to salary and annual incentive amounts mean those amounts before reduction pursuant to any plan or other arrangement for deferral of compensation.

b.Anything in this Plan to the contrary notwithstanding, a transfer of employment from the Company to an Affiliate or vice versa shall not be considered a Qualifying Termination for purposes of this Plan.

c.Except as expressly provided herein with respect to Section 6(c), if an Eligible Employee is eligible to receive severance payments or benefits in connection with a Qualifying Termination under an Individual Agreement, the Individual Agreement shall govern.

8.Restrictive Covenants.

a.Each Eligible Employee hereby expressly confirms her or his continuing obligations to the Company and its Affiliates pursuant to the confidentiality provisions of any code of conduct of the Company or its Affiliates, the Company’s standard form of confidential information and inventions assignment agreement and/or other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between such Eligible Employee and the Company (the “Restrictive Covenants”).

b.Each Eligible Employee is hereby provided with the following notice of immunity rights in compliance with the requirements of the U.S. Defend Trade Secrets Act: (i) an Eligible Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) an Eligible Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if an Eligible Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Eligible Employee may disclose the proprietary information to her or his attorney and use the proprietary information in the court proceeding, if the Eligible Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. In addition, nothing in this Plan or any Restrictive Covenant agreement shall prevent an Eligible Employee from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S.

National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights the Eligible Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Eligible Employee has reason to believe is unlawful.

9.Special Rules for Compliance with Code Section 409A. This Section 9 serves to ensure compliance with applicable requirements of Code Section 409A. If the terms of this Section 9 conflict with other terms of this Plan, the terms of this Section 9 shall control.

a.To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the Company is that payments and benefits under this Plan comply with, or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance with such intention. To the extent that any provision in this Plan is ambiguous as to its compliance with or exemption from Code Section 409A, the provision shall be read in such a manner that no payments payable under this Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

b.Each installment in a series of Severance Payments and Benefits shall be deemed a separate payment for purposes of Code Section 409A. For purposes of this Plan, to the extent required to ensure the Severance Payments and Benefits comply with, or are exempt from, Code Section 409A, all references to an Eligible Employee’s “termination of employment” shall mean his or her Separation from Service.

c.If an Eligible Employee is a “specified employee” (as determined by the Administrator or its designee in accordance with Treasury Regulation § 1.409A-1(i)) as of his or her Date of Termination, then all Severance Payments that are subject to the requirements of Code Section 409A (determined after taking into account the “short-term deferral” rule in Treasury Regulation § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treasury Regulation § 1.409A-1(b)(9), and any other available exception from such requirements) shall be subject to the six-month delay rule of Code Section 409A(a)(2)(B)(i). Each payment that is subject to such six-month delay rule shall be made, without interest, on the later of (i) the Company’s first payroll date that is at least six months after the Eligible Employee’s Date of Termination (or, if earlier, as soon as practicable after the Eligible Employee’s death) or (ii) the date when such payment would otherwise be due under the terms of the Plan.

d.To the extent that the payments or benefits under this Plan are “non-qualified deferred compensation” subject to Code Section 409A, if the Release Period spans two calendar years, the payment of any Severance Payments and Benefits shall occur (or commence) on the later of (a) January 1 of the second calendar year, or (b) the the payment date specified herein. To the extent required by Code Section 409A, any reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of Eligible Employee’s taxable year next following Eligible Employee’s taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.

e.The Company and its employees and agents make no representation and are providing no advice regarding the taxation of the payments and benefits under this Plan, including with respect to taxes, interest and penalties under Code Section 409A and similar liabilities under state and local tax laws. No indemnification or gross-up is payable under this Plan with respect to any such tax, interest, or penalty under Code Section 409A or similar liability under state or local tax laws applicable to any Eligible Employee.

10.Golden Parachute Limitation. Notwithstanding anything in this Plan to the contrary, if any payment or benefit an Eligible Employee would receive under this Plan or otherwise in connection with a Change in Control (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 10, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the entire Payment, whichever of (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rates), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount. If a reduction is required, it shall occur in the following order: (A) reduction of cash payments that are not deferred compensation subject to Code Section 409A; (B) reduction of cash payments that are deferred compensation subject to Code Section 409A, in reverse order of payment date; (C) cancellation of accelerated vesting of Awards, in reverse order of grant date; and (D) reduction of continued employee benefits. All determinations under this Section 10 shall be made by a nationally recognized accounting or consulting firm selected and paid by the Company, whose determination shall be final and binding on the Eligible Employee and the Company, absent manifest error. In no event shall the Company or any stockholder be liable to any Eligible Employee for any amount not paid by reason of the operation of this Section 10.

11.Claims Procedures. Normally, an Eligible Employee does not need to present a formal claim to receive benefits payable under this Plan. If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Administrator. A formal claim must be filed within one (1) year after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise. The Administrator has adopted procedures for considering claims (which are set forth in Appendix B), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements, and the Administrator shall provide a Claimant, on request, with a copy of such amended claims procedures. These procedures provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates failed to follow the prescribed procedures with respect to the claim such that the claim was deemed denied). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

12.Miscellaneous.

a.Assignment; Non-transferability; Successors. No right of an Eligible Employee to any payment or benefit under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, pledge, encumbrance, attachment, or garnishment by creditors of the Eligible Employee or of any beneficiary of the Eligible Employee. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to expressly assume this Plan and agree to perform the Company’s obligations under it. The Company shall likewise require any successor to all or substantially all of the business and/or assets of any Affiliate to expressly assume this Plan as it relates to Eligible Employees employed by that Affiliate. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s and/or Company’s Affiliate’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of an Eligible Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

b.Withholding. The Company shall have the right to deduct from all payments hereunder all taxes that the Company determines are required by law to be withheld therefrom. Regardless of the amount withheld, the recipient of payments, benefits, or other income (including imputed income) under the Plan shall be solely responsible for all taxes owed with respect to such payments, benefits, and other income.

c.No Right To Employment. Nothing in this Plan shall be construed as giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Eligible Employee without any liability except as required by this Plan.

d.Amendment and Termination. The Company, by action of the Administrator, reserves the right to amend or terminate this Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of this Plan will be in writing. Notwithstanding the foregoing, the Company may not, without an Eligible Employee’s written consent, terminate this Plan, or amend this Plan in any way that adversely affects the rights of any Eligible Employee, in each case, (i) at any time following a Change in Control, (ii) at any time following the execution of a definitive agreement that, if consummated, would result in a Change in Control (unless that agreement terminates without a Change in Control occurring), or (iii) with effect during the three (3)-month period following an Eligible Employee’s termination that would constitute a Qualifying Termination if a Change in Control occurs during such 3-month period; any amendment or termination adopted during the periods described in clauses (ii) and (iii) shall be disregarded in determining the rights of any Eligible Employee whose Qualifying Termination occurs in connection with that Change in Control. Any action of the Company in amending or terminating this Plan will be taken in a non-fiduciary capacity. In no event shall any amendment or termination of this Plan affect the Severance Payments or Benefits payable under this Plan to any Eligible Employee whose Qualifying Termination has occurred prior to the effective date of the amendment or termination of this Plan.

e.Governing Law. This Plan is a welfare plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the validity, construction, and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

f.No Duty to Mitigate. No Eligible Employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Plan, and, except as expressly provided in this Plan, amounts or other benefits to be paid or provided to an Eligible Employee pursuant to this Plan shall not be reduced by reason of the Eligible Employee’s obtaining other employment or receiving similar payments or benefits from another employer.

g.Employment At-Will. Nothing contained in this Plan shall give any Eligible Employee the right to be retained in the employment of the Company or shall otherwise modify the employee’s at-will employment relationship with the Company. This Plan is not a contract of employment between the Company and any Eligible Employee.

h.Complete Statement of Plan. This Plan document (which incorporates the applicable Appendix(ces) by reference) contains a complete statement of the Plan’s terms and supersedes all prior statements with respect to the Plan’s terms. No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan. In the event of a conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.

i.No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Eligible Employees under this Plan (or their estates or beneficiaries, in the event of an eligible employee’s death) and the Company.

j.Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits under this Plan become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable under this Plan, or which may be payable under this Plan, to any employee. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

k.Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email upon acknowledgment of receipt; or (iv) by certified or registered U.S. mail, return receipt requested, upon verification of receipt. Notice shall be sent to an Eligible Employee at the most recent address on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

IN WITNESS WHEREOF, the Company has adopted the Plan effective as of the effective date set forth above.

VISTAGEN THERAPEUTICS, INC.
By: /s/ Shawn K. Singh Name: Shawn K. Singh Title: President and Chief Executive Officer

Appendix A

Vistagen Therapeutics, Inc. CHANGE IN CONTROL executive Severance Plan

EXECUTIVE Severance PAYMENTS AND Benefits

Tier	Base Pay Severance Period	Bonus Severance Period	Benefits Continuation Period (COBRA – Medical, Dental and Vision)	Equity Acceleration Benefits
Tier 1 Chief Executive Officer	Per Individual Agreement	Per Individual Agreement	Per Individual Agreement	See Section 6(c)
Tier 2 Chief Officers (other than Chief Executive Officer)	12 months	12 months	12 months	See Section 6(c)
Tier 3 Senior Vice Presidents	6 months	6 months	6 months	See Section 6(c)
Tier 4 Vice Presidents	4 months	4 months	4 months	See Section 6(c)

APPENDIX B

Detailed Claims Procedures

Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall make all determinations as to the rights of any participant or other person who makes a claim for benefits under the Plan (a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and appeal.

Initial Claims

All claims shall be presented to the Administrator in writing addressed to the Administrator at the address set forth under “Administrative Information” below. The deadline to submit a claim is set forth in Section 11 of the Plan. If a claim is not timely submitted, it shall be treated as having been irrevocably waived.

Claims Decisions

Within 90 days after receiving a claim, a claims official appointed by the Administrator shall consider the claim and issue his or her determination thereon in writing. If the Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 90 day period and the date by which the Administrator expects to render a decision.

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims and time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim. All appeals shall be presented to the Administrator in writing at the address set forth above. The appeal will be reviewed by the Administrator or its designee (the “appeals official”). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appeals Decisions

The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional 60 days by giving the Claimant written notice prior to the termination of the initial 60 day period indicating the special circumstances requiring the extension of time and the date by which a determination on appeal is expected to be rendered.

However, if the appeals official is a committee that meets at least quarterly, then the decision by the appeals official shall be made not later than the date of the meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the appeals official following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the appeals official shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The appeals official shall notify the Claimant of the benefit determination as soon as possible but not later than 5 days after it has been made.

The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; and (4) a statement of the employee’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied. Subject to applicable law and the provisions of Section 4(b) of this Plan (including, without limitation, the de novo standard of review applicable upon or after a Change in Control), any decision made in accordance with the claims procedures in this Appendix B is final and binding on all parties and shall be given the maximum possible deference allowed by law.

Exhaustion; Arbitration

No arbitration or other proceeding may be commenced to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exhausted and the Plan benefits requested in such appeal have been denied in whole or in part; provided, however, that if the Plan fails to establish or follow claims procedures consistent with the requirements of 29 C.F.R. § 2560.503-1, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue arbitration on the basis that the Plan has failed to provide a reasonable claims procedure. Any dispute, controversy, or claim relating to benefits under the Plan that remains after exhaustion of those procedures shall be resolved exclusively by final and binding arbitration before a single arbitrator, administered by the American Arbitration Association under its employment dispute resolution rules, with the arbitration held at South San Francisco, CA. The Company shall pay all fees and costs unique to arbitration. The arbitrator shall apply the standard of review required by the Plan and applicable law (including, for the avoidance of doubt, the de novo standard of review set forth in Section 4(b) of the Plan when applicable), and the evidence presented may be strictly limited to the evidence timely presented to the Administrator and the appeals official; provided, however, that when the de novo standard of review set forth in Section 4(b) applies, the arbitrator shall not be limited to the administrative record and may consider additional evidence as appropriate. Judgment on the award may be entered in any court of competent jurisdiction, and nothing in the Plan limits a party’s right to compel arbitration or to enforce an award. Any arbitration must be commenced by the earlier of: (a) one year after the final decision regarding the appeal or (b) one year after the participant or other Claimant began receiving payment of the Plan benefits at issue.

APPENDIX C
Statement of ERISA Rights

Eligible Employees are entitled to certain rights and protections under ERISA. ERISA provides that all Eligible Employees shall be entitled to:

Receive Information About Your Plan and Benefits

1.Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2.Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and any updated summary plan description. The Administrator may make a reasonable charge for the copies.

3.Receive a summary of the Plan’s annual financial report, if any. The Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Eligible Employees and their beneficiaries. No one, including any employer or any other person, may fire an Eligible Employee or otherwise discriminate against an Eligible Employee in any way to prevent the Eligible Employee from obtaining a benefit under this Plan or exercising the Eligible Employee’s rights under ERISA.

Enforce Your Rights

If an Eligible Employee’s claim for a benefit under this Plan is denied or ignored, in whole or in part, the Eligible Employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps the Eligible Employee can take to enforce the above rights. For instance, if the Eligible Employee requests a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, the Eligible Employee may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay the Eligible Employee up to $110 a day until the Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If the Eligible Employee has a claim for benefits which is denied or ignored, in whole or in part, the Eligible Employee may file suit in a state or Federal court. In addition, if the Eligible Employee disagrees with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, the Eligible Employee may file suit in Federal court. If it should happen that fiduciaries of the Plan misuse the Plan's money, or if the Eligible Employee is discriminated against for asserting the Eligible Employee’s rights, the Eligible Employee may seek assistance from the U.S. Department of Labor, or the Eligible Employee may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person the Eligible Employee has sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees (for example, if it finds the Eligible Employee’s claim is frivolous). Under the Plan, benefit claims and appeals must be pursued through the claims, appeal, and arbitration procedures described in Section 11 of the Plan and Appendix B before any legal action is filed.

Assistance with Your Questions

If an Eligible Employee has any questions about the Plan, the Eligible Employee should contact the Administrator. If an Eligible Employee has any questions about this statement or about the Eligible Employee’s rights under ERISA, or if an Eligible Employee needs assistance in obtaining documents from the Administrator, the Eligible

Employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Eligible Employee’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Eligible Employee may also obtain certain publications about the Eligible Employee’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION
Name of Plan:	Vistagen Therapeutics, Inc. Change in Control Severance Plan
Plan Sponsor and Administrator, including address and telephone:	Vistagen Therapeutics, Inc. 343 Allerton Avenue South San Francisco, CA 94080
Name and address of person designated as agent for service of process:	SVP, Human Resources Vistagen Therapeutics, Inc. Service of legal process may also be made upon the Administrator.
Direct questions regarding the plan to:	SVP, Human Resources Vistagen Therapeutics, Inc.
Type of Administration:	Self-Administered
Basis on which Plan records are kept:	Calendar year: January 1 to December 31
Type of Plan:	Unfunded welfare benefit severance plan
Plan Number:
EIN:
Funding:	The Plan is unfunded. Plan benefits are paid as needed from the general assets of the Company.